As filed with the Securities and Exchange Commission on November 16, 2006

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEXINGTON CORPORATE PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	13-3717318
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Penn Plaza, Suite 4015

New York, NY 10119-4015

(212) 692-7200

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

T. Wilson Eglin

President and Chief Executive Officer

Lexington Corporate Properties Trust

One Penn Plaza, Suite 4015

New York, NY 10119-4015

(212) 692-7200

(Name, Address, Including Zip Code, and Telephone

Number, Including Area Code, of Agent For Service)

With copies to: Mark Schonberger, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 (212) 318-6000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common shares of beneficial interest, par value $.0001 per share	416,230 shares	$20.81	$8,661,746.30	$926.81

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sales prices for the registrant’s common shares of beneficial interest, as reported on the New York Stock Exchange on November 9, 2006, which was within five business days prior to the filing of this registration statement.

Prospectus

416,230 Shares

LEXINGTON CORPORATE PROPERTIES TRUST

Common Shares Of Beneficial Interest

We are Lexington Corporate Properties Trust, a self-managed and self-administered real estate investment trust, or REIT, that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. Our executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, and our telephone number is (212) 692-7200.

This prospectus relates to and covers two separate offerings.

Issuance of Common Shares upon Redemption of OP Units

We may issue up to 371,372 shares of beneficial interest classified as common stock, which we refer to as our common shares, in exchange for the redemption of an equal number of units of limited partnership, which we refer to as OP units, issued by one of our operating partnership subsidiaries, Lepercq Corporate Income Fund L.P., which we refer to as LCIF, and we may further issue up to 44,858 of our common shares in exchange for the redemption of an equal number of OP units of another one of our operating partnership subsidiaries, Net 3 Acquisition L.P., which we refer to as Net 3. We refer to OP units of LCIF as LCIF units and OP units of Net 3 as Net 3 units.

352,244 of the 371,372 LCIF units covered by this prospectus were issued on November 2, 2005, and were redeemable on November 2, 2006, and will continue to be redeemable on each May 2nd and November 2nd thereafter. The remaining 19,128 LCIF units covered by this prospectus were issued on August 1, 1995, were redeemable on November 2, 2004 and will continue to be redeemable on each November 2nd thereafter. The 44,858 Net 3 units covered by this prospectus were issued on November 28, 2001, and are redeemable on November 28, 2006 or any time thereafter, as more fully described in this prospectus.

Offering by Selling Shareholders

Up to 1,428 of our common shares issuable upon redemption of an equal number of LCIF units by certain holders identified in this prospectus under “Selling Shareholders” may be offered and sold in one or more types of transactions described in this prospectus under “Plan of Distribution.” Up to 44,858 of our common shares issuable upon redemption of an equal number of Net 3 units by a certain holder identified in this prospectus under “Selling Shareholders” may be offered and sold in one or more types of transactions described in this prospectus under “Plan of Distribution.”

We have agreed to merge with Newkirk Realty Trust, Inc., which we refer to as Newkirk. The merger is subject to the satisfaction of a number of conditions. These conditions include, among others, approval of the merger by our shareholders and Newkirk’s stockholders. Shareholder/stockholder meetings are presently scheduled to be held on November 20, 2006. See “Prospectus Summary – Merger Agreement with Newkirk Realty Trust, Inc.”

We will not receive proceeds from any issuance of common shares in exchange for OP units but will acquire the OP units submitted for redemption. We are not being assisted by any underwriter in connection with any issuance of common shares in exchange for OP units.

We are registering the offerings covered by this prospectus in order to permit the recipient thereof to sell such shares generally without restriction, in the open market or otherwise. However, the registration of such common shares does not necessarily mean that any of the OP units will be submitted for redemption or that any of the common shares to be issued upon such redemption will be offered or sold by the recipient thereof.

Our common shares trade on the New York Stock Exchange under the symbol “LXP.” On November 15, 2006, the last reported sale price of our common shares, as reported on the New York Stock Exchange, was $21.50 per share.

YOU SHOULD BE AWARE THAT AN INVESTMENT IN OUR COMMON SHARES INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 16, 2006.

TABLE OF CONTENTS
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION	ii
ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	5
PLAN OF DISTRIBUTION	5
SELLING SHAREHOLDERS	7
DESCRIPTION OF OUR COMMON SHARES	8
CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS	10
DESCRIPTION OF LCIF UNITS	14
DESCRIPTION OF NET 3 UNITS	17
REDEMPTION OF OP UNITS	20
REGISTRATION RIGHTS	22
COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES	22
FEDERAL INCOME TAX CONSIDERATIONS	33
EXPERTS	43
LEGAL MATTERS	44
WHERE YOU CAN FIND MORE INFORMATION	44
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	44

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CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

Certain information included or incorporated by reference in this prospectus and any applicable prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs and the other factors described under the heading “Risk Factors” beginning on page 3 of this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus and any applicable prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

ABOUT THIS PROSPECTUS

All references to the “Company,” “we,” “our” and “us” in this prospectus mean Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

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PROSPECTUS SUMMARY

The following summary highlights information included elsewhere in or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus, including the risk factors regarding our business and our common shares being offered hereby.

Our Company

We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Our common shares, our beneficial interests classified as preferred stock, which we refer to as our preferred shares, of which we have two classes outstanding, our 8.05% Series B Cumulative Redeemable Series B Preferred Stock, or Series B Preferred Shares, and our 6.50% Series C Cumulative Convertible Preferred Stock, or Series C Preferred Shares, are traded on the New York Stock Exchange under the symbols “LXP”, “LXP_pb” and “LXP_pc”, respectively. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. As of September 30, 2006, we had ownership interests in 191 properties, located in 39 states and The Netherlands and containing an aggregate of approximately 40.3 million net rentable square feet of space. As of September 30, 2006, 71 of these properties, containing approximately 15.8 million net rentable square feet of space, were held through non-consolidated joint ventures with third parties. Approximately 97.8% of the 40.3 million net rentable square feet was subject to a lease.

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

We grow our portfolio through (i) strategic transactions with other real estate investment companies, (ii) acquisitions of individual properties and portfolios of properties from: (A) corporations and other entities in sale-leaseback transactions; (B) developers of newly-constructed properties built to suit the needs of a corporate tenant; and (C) sellers of properties subject to an existing lease, (iii) debt investments secured by real estate assets and (iv) the building and acquisition of new business lines and operating platforms.

We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type.

As part of our ongoing efforts, we expect to continue to (i) effect strategic transactions and portfolio and individual property acquisitions and dispositions, (ii) explore new business lines and operating platforms, (iii) expand existing properties, (iv) attract investment grade and other quality tenants, (v) extend lease maturities in advance of expiration and (vi) refinance outstanding indebtedness when advisable. Additionally, we expect to continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

Through a wholly-owned taxable REIT subsidiary, we act as the external advisor to Lexington Strategic Asset Corp., or LSAC, a specialty investment company of which we own a substantial majority of the fully diluted outstanding common stock. LSAC seeks to make investments in (i) general purpose real estate net leased to unrated or below investment grade credit tenants, (ii) net leased special purpose real estate located in the United States, such as medical buildings, theaters, hotels and auto dealerships, (iii) net leased properties located in the Americas outside of the United States with rent payments denominated in United States dollars which are typically leased to U.S. companies, (iv) specialized facilities in the United States supported by net leases or other contracts where a significant portion of the facility’s value is in equipment or other improvements, such as power generation assets and cell phone towers, and (v) net leased equipment and major capital assets that are integral to the operations of LSAC’s tenants and LSAC’s real estate investments.

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Our operating partnership structure enables us to acquire properties by issuing to sellers, as a form of consideration, limited partnership interests in any of our three operating partnership subsidiaries. We refer to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

Merger Agreement with Newkirk Realty Trust, Inc.

On July 23, 2006, we entered into a definitive Agreement and Plan of Merger with Newkirk, as amended by Amendments No. 1 and 2 thereto, dated September 11 and October 13, 2006, respectively, which we refer to as the merger agreement. The merger agreement sets forth the terms and conditions upon which Newkirk will merge with and into us, with us as the surviving corporation. If the merger is consummated, each holder of Newkirk’s common stock will be entitled to receive 0.80 of our common shares in exchange for each share of Newkirk’s common stock, and each outstanding unit of limited partnership interest in Newkirk’s operating partnership, or MLP Unit, will be converted into 0.80 MLP Units. MLP Units, which are currently redeemable at the option of the holder for cash based on the value of a share of Newkirk’s common stock, or at Newkirk’s option, for a share of Newkirk’s common stock, will be redeemable at the option of the holder for cash based on the value of our common shares or, if we elect, on a one-for-one basis for our common shares, in each case after giving effect to the 0.80 for one reverse split of MLP Units. Upon effectiveness of the merger, the name of the surviving entity will be changed to Lexington Realty Trust. Together with Newkirk, we have filed with the SEC a joint proxy statement/ prospectus, which we refer to as the Newkirk/Lexington joint proxy statement, in connection with obtaining the approval of our common shareholders as well as Newkirk’s voting stockholders. If the merger agreement and related transactions, including the adoption of the Amended and Restated Declaration of Trust of Lexington Realty Trust and the issuance of our common shares under and as contemplated by the merger agreement, are approved by our shareholders, the Amended and Restated Declaration of Trust which is filed with the Newkirk/Lexington joint proxy statement will be our declaration of trust from the effective date of the merger until it is amended or supplemented in accordance with its terms and Maryland law. In connection with the merger, our board of trustees amended and restated our By-laws, which are filed with the Newkirk/Lexington joint proxy statement. The Amended and Restated By-laws will be our by-laws until amended in accordance with its terms and Maryland law. The Newkirk/Lexington joint proxy statement includes other detailed information on the merger as well as on Newkirk and is incorporated by reference herein. Shareholder and partner meetings are presently scheduled to be held on November 20, 2006.

The merger agreement has been approved by our board of trustees and a special committee of our board of trustees and the board of directors and a special committee of the board of directors of Newkirk. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. The parties to the merger agreement have each made customary representations, warranties and covenants in the merger agreement, including, among others, covenants to conduct their businesses in the usual, regular and ordinary course during the interim period between the execution of the merger agreement and the consummation of the merger and not to engage in various kinds of transactions during such period. In addition, prior to the closing of the merger, it is anticipated that we will make a special one-time cash distribution of $0.17 per share to our common shareholders and unitholders.

The merger agreement contains certain termination rights for both us and Newkirk and provides that in certain specified circumstances, a terminating party must pay the other party’s expenses up to $5.0 million in connection with the proposed transaction. In addition, the merger agreement provides that in certain specified circumstances (generally in the event a terminating party enters into an alternative transaction within six months of termination), a terminating party must also pay the other party a break-up fee of up to $25.0 million (less expenses, if any, previously paid by the terminating party to the non-terminating party).

Newkirk’s primary business is the acquisition, ownership, management and strategic disposition of single-tenant and net-leased assets. Newkirk currently has significant liquidity and actively seeks to acquire both conventional and opportunistic single tenant and net lease properties and related assets, including debt secured by these types of real estate assets. As of July 15, 2006, Newkirk’s primary assets were its interests in 166 real properties, almost all of which were net leased to a single tenant and were located in 32 states and contained an aggregate of 16,816,667 square feet. Newkirk also held: (i) a 50% interest in 111 Debt Holdings LLC, a joint

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venture formed to acquire and originate loans secured, directly and indirectly, by real estate assets; (ii) subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of its properties as well as other properties; (iii) limited partnership interests in various partnerships that own commercial net leased properties; (iv) an interest in a management company that provides services to other real estate partnerships; (v) ground leases, remainder interests or the right to acquire remainder interests in various properties; and (vi) miscellaneous other assets.

Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, our telephone number is (212) 692-7200 and our Internet address is www.lxp.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

Securities That May Be Offered

This prospectus relates to and covers two separate offerings.

We are registering the offerings covered by this prospectus in order to permit the holders thereof to sell such shares generally without restriction in the open market or otherwise, but the registration of such offerings does not necessarily mean that any of such OP units which may be redeemed in exchange for our common shares will be tendered for redemption or that any of such shares will be offered or sold by the holders thereof. We will not receive any proceeds from the issuance of our common shares or the resale of our common shares covered by this prospectus but will acquire the OP units submitted for redemption.

Issuance of Common Shares Upon Redemption of OP Units

We may issue up to 371,372 of our common shares, if and to the extent that certain holders elect to tender up to an equal number of LCIF units for redemption, and we may further issue up to 44,858 of our common shares, if and to the extent that a certain holder elects to tender up to an equal number of Net 3 units for redemption. 352,244 of the 371,372 LCIF units covered by this prospectus were issued on November 2, 2005, and were redeemable on November 2, 2006, and will continue to be redeemable on each May 2nd and November 2nd thereafter. The remaining 19,128 LCIF units covered by this prospectus were issued on August 1, 1995, were redeemable on November 2, 2004, and will continue to be redeemable on each November 2nd thereafter. The 44,858 Net 3 units covered by this prospectus were issued on November 28, 2001, and are redeemable on November 28, 2006 or any time thereafter.

Offering by Selling Shareholders

Up to 1,428 of our common shares issuable upon redemption of an equal number of LCIF units by certain holders identified in this prospectus under “Selling Shareholders” may be offered and sold in one or more types of transactions described in this prospectus under “Plan of Distribution.” Up to 44,858 of our common shares issuable upon redemption of an equal number of Net 3 units by a certain holder identified in this prospectus under “Selling Shareholders” may be offered and sold in one or more types of transactions described in this prospectus under “Plan of Distribution.”

RISK FACTORS

Investing in our common shares involves various risks and uncertainties that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference into this prospectus. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports and other documents, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us or our business operations. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our

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common shares, you should carefully consider the risks discussed in our Annual Report on Form 10-K/A for the year ended December 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, the other information in this prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment in our securities.

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USE OF PROCEEDS

We will not receive any proceeds from the issuance of our common shares to the holders of OP units upon redemption of their units but will acquire the OP units submitted for redemption. Also, we will not receive any proceeds from the sale of any of our common shares by the selling shareholders. The selling shareholders will receive all proceeds from the sale of our common shares.

PLAN OF DISTRIBUTION

This prospectus relates to and covers two separate offerings.

Issuance of Common Shares upon Redemption of OP Units

If, and to the extent that, holders of LCIF units or Net 3 units, as applicable, redeem their units and require us to assume the redemption obligations of LCIF or Net 3, as applicable, and pay for the redemption with our common shares, we may issue up to 371,372 shares of our common shares in exchange for the redemption of an equal number of LCIF units or up to 44,858 shares of our common shares in exchange for the redemption of an equal number of Net 3 units. Our common shares will be issued in exchange for LCIF units or Net 3 units, as applicable, upon the redemption of the units by their holders on a one-share-for-one-unit basis (subject to certain anti-dilution adjustments).

Under the LCIF partnership agreement, each holder of 352,244 of the LCIF units covered by this prospectus that were issued on November 2, 2005 and outstanding as of November 2, 2006 has the right to redeem its LCIF units on a one-for-one basis for our common shares, on November 2, 2006 and on each May 2nd and November 2nd thereafter. Under the LCIF partnership agreement, each holder of the remaining 19,128 of the LCIF units covered by this prospectus that were issued on August 1, 1995 and outstanding as of November 2, 2004 has the right to redeem its LCIF units on a one-for-one basis for our common shares, on November 2, 2004 and on each November 2nd thereafter. Under the Net 3 partnership agreement, each holder of the 44,858 Net 3 units covered by this prospectus that were issued on November 28, 2001 and outstanding as of November 28, 2006 has the right to redeem its Net 3 units on a one-for-one basis for our common shares, or, at our election, for cash, on November 28, 2006 or any time thereafter. These rights may be exercised at the election of that holder by giving written notice, subject to some limitations. The purchase price for each of the Net 3 units to be redeemed for cash will equal the fair market value of one share of our common shares, calculated as the average of the daily closing prices for the twenty consecutive trading days immediately preceding the date of determination or, if there is no reported sale or trade on the day in question, on the basis of the average of the closing bid and asked quotations regular way so reported, or if our common shares are not listed on the New York Stock Exchange, or NYSE, or on any national securities exchange, on the basis of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization. The redemption of LCIF units or Net 3 units are subject to adjustments based on stock splits, below market issuances of common shares pursuant to rights, options or warrants to all holders of common shares and dividends of common shares.

No holder of the LCIF units or Net 3 units may exercise its redemption rights if we could not issue our common shares to the redeeming partner in satisfaction of the redemption (regardless of whether we would in fact do so instead of paying cash) because of the ownership limitations contained in our declaration of trust and by-laws, or if the redemption would cause us to violate the REIT requirements. The relevant provisions of our declaration of trust, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. Relevant provisions of our declaration of trust further prohibit any person from beneficially or constructively owning our common shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, no holder of LCIF units or Net 3 units, as applicable, may exercise the redemption right:

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•	for fewer than 1,000 LCIF units or Net 3 units, as applicable, or, if the holder holds fewer than 1,000 LCIF units or Net 3 units, as applicable, all of such units held by the holder;
•	in the case of LCIF, unless permitted by us, more than once each fiscal quarter;
•	in the case of Net 3, unless permitted by us, from time to time, but not less than semi-annually; or
•	if we determine that allowing such redemption may cause the operating partnership to be treated as a publicly traded partnership.

Offering by Selling Shareholders

Up to 1,428 of our common shares issuable upon redemption of an equal number of LCIF units by certain holders identified in this prospectus under “Selling Shareholders” may be offered and sold in one or more types of transactions. Up to 44,858 of our common shares issuable upon redemption of an equal number of Net 3 units by a certain holder identified in this prospectus under “Selling Shareholders” may be offered and sold in one or more types of transactions.

The recipient of the common shares covered by this prospectus, and any agents or broker dealers that participate with them in the distribution of such common shares, may be deemed “underwriters” within the meaning of the Securities Act and any commissions received by them on the resale of such common shares may be deemed to be underwriting commissions or discounts under the Securities Act.

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SELLING SHAREHOLDERS

The selling shareholders will have received our common shares that they may offer for sale under this prospectus by redeeming the LCIF units or Net 3 units, as applicable, to which this prospectus relates. 352,244 of the 371,372 LCIF units covered by this prospectus were issued on November 2, 2005, and were redeemable on November 2, 2006, and will continue to be redeemable on each May 2nd and November 2nd thereafter. The remaining 19,128 LCIF units covered by this prospectus were issued on August 1, 1995, were redeemable on November 2, 2004, and will continue to be redeemable on each November 2nd thereafter. The 44,858 Net 3 units covered by this prospectus were issued on November 28, 2001, and are redeemable on November 28, 2006 or any time thereafter, as more fully described in this prospectus.

The following table sets forth the names of the selling shareholders, the total number of common shares beneficially owned by them as of September 30, 2006, the total number of common shares offered by the selling shareholders and the aggregate number and percentage of outstanding common shares that will be beneficially owned by the selling shareholders upon completion of the offering. The table assumes that LCIF units and/or Net 3 units held by selling shareholders have been redeemed for our common shares. In addition, since the selling shareholders may sell all, some or none of their common shares, the table assumes that the selling shareholders are offering, and will sell, all of the common shares to which this prospectus relates and that no other transactions with respect to our common shares occurs. On September 30, 2006, 53,099,996 common shares were outstanding.

Selling Shareholders	Common Shares Beneficially Owned	Common Shares Offered	Aggregate Number and Percentage of Outstanding Common Shares Owned Assuming the Sale of All Common Shares Offered
E. Robert Roskind(1)	2,400,193(2)	1,428	2,398,765	4.39%
Barnes Properties, Inc.(3)	2,299(4)	1,428	871	*
The LCP Group, L.P.(5)	821,534(6)	44,858	776,676	1.5%

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*	Indicates less than one percent (1%).
(1)	Mr. Roskind has served as our Chairman since October 1993 and was our Co-Chief Executive Officer from October 1993 to January 2003.
(2)

Consists of (i) 1,565,282 limited partnership units held by Mr. Roskind and entities controlled by Mr. Roskind (including Barnes Properties, Inc. and The LCP Group, L.P.) in LCIF, Lepercq Corporate Income Fund II L.P. and Net 3, each of which is one of our operating partnership subsidiaries, which are currently exchangeable, on a one-for-one basis, for our common shares, (ii) 651,087 common shares held directly by Mr. Roskind, (iii) 33,620 common shares owned of record by The LCP Group, L.P., which Mr. Roskind disclaims beneficial ownership of to the extent of his pecuniary interest therein, and (vi) 150,204 common shares held by The Roskind Family Foundation, Inc., over which Mr. Roskind shares voting and investment power, which Mr. Roskind disclaims beneficial ownership of to the extent of his pecuniary interest therein.

(3)	Barnes Properties, Inc. is controlled by Mr. Roskind and all common shares owned by Barnes Properties, Inc. are reported as owned by Mr. Roskind.
(4)	Consists of 2,299 LCIF units.
(5)	The LCP Group, L.P. is controlled by Mr. Roskind and all common shares owned by The LCP Group, L.P. are reported as owned by Mr. Roskind.
(6)

Consists of (i) 787,914 limited partnership units held directly by The LCP Group, L.P. in LCIF, Lepercq Corporate Income Fund II L.P. and Net 3, each of which is one of our operating partnership subsidiaries, which are currently exchangeable, on a one-for-one basis, for our common shares and (ii) 33,620 common shares held directly by The LCP Group, L.P.

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DESCRIPTION OF OUR COMMON SHARES

The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our by-laws, which were amended and restated by our board of trustees in connection with our proposed merger with Newkirk, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. Our declaration of trust will be amended and restated from the effective date of the merger of Newkirk with and into us until they are amended or supplemented in accordance with their terms and Maryland law. For a complete description of our common shares from the effective time of the merger, we refer you to our Amended and Restated Declaration of Trust and Amended and Restated By-laws which are attached to the Newkirk/Lexington joint proxy statement which is incorporated by reference. For information on incorporation by reference and on how to obtain copies of these documents, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” elsewhere in this prospectus.

General

Authorized Capital

Under our declaration of trust, we have authority to issue up to 340,000,000 shares of beneficial interest, par value $0.0001 per share, of which 160,000,000 shares are classified as common shares, 170,000,000 shares are classified as excess shares and 10,000,000 shares are classified as preferred shares, of which 3,160,000 shares are designated as the 8.05% Series B Cumulative Redeemable Preferred Shares, or Series B Preferred Shares, and 3,100,000 shares are designated as the 6.50% Series C Cumulative Convertible Preferred Shares, or Series C Preferred Shares. Under our Amended and Restated Declaration of Trust, we will have authority to issue up to 1,000,000,000 shares of beneficial interest, consisting of 400,000,000 common shares, 500,000,000 excess shares and 100,000,000 preferred shares, of which 3,160,000 shares will be classified as Series B Preferred Shares, 3,100,000 shares will be classified as Series C Preferred Shares and one share will be classified as special voting preferred stock. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

Power to Issue and Classify Our Shares

We may issue our capital shares from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any unissued capital shares by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our declaration of trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.

In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

Terms

Subject to the preferential rights of any other shares or series of equity securities and to the provisions of our declaration of trust regarding excess shares, holders of our common shares are entitled to receive dividends on our common shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

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Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as otherwise provided in our declaration of trust with respect to any other class or series of shares, including our special voting preferred stock, if classified, the holders of our common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining common shares will not be able to elect any trustees.

Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

Subject to the provisions of our declaration of trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

Merger, Amendment to Declaration of Trust, Termination

Pursuant to the Maryland REIT law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in our declaration of trust. Our declaration of trust provides that those actions, with the exception of certain amendments to our declaration of trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon. Certain amendments to preserve our REIT status may be made without shareholder approval. Subject to the provisions of any other class or series of shares, we may be terminated by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our by-laws provide that for any shareholder proposal to be presented in connection with an annual meeting of shareholders, including any proposal relating to the nomination of a trustee, the shareholders must have given timely notice thereof in writing to the secretary of our Company in accordance with the provisions of our by-laws.

Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws” elsewhere in this prospectus.

Transfer Agent

The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

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CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS

Restrictions Relating To REIT Status

For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may waive the Ownership Limit if evidence satisfactory to our board of trustees and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, or that would result in our being “closely held” (within the meaning of Section 856(h) of the Code), will automatically be converted into shares of beneficial interest classified as excess stock, which we refer to as our excess shares, that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital shares may be ultimately transferred without violating the Ownership Limit. The excess shares are not entitled to be voted, be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our declaration of trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our declaration of trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our declaration of trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days, after the later of the day we receive written notice of a transfer or other event, or our board of trustees determines in good faith that a transfer or other event has occurred, resulting in excess shares, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our declaration of trust) of the equity shares on the date we exercise our option to purchase.

Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital shares as our board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interest.

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Maryland Law

Business Combinations. Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or
•

an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding voting shares of the trust; and
•

two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.

In connection with its approval of our merger with Newkirk, our board of trustees has exempted, to a limited extent, certain holders of Newkirk stock and MLP Units who will be receiving common shares in the merger.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions. Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control Shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or

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•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Unsolicited Takeover Provisions of Maryland Law

Publicly-held Maryland statutory real estate investment trusts may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a trust in its declaration of trust or by-laws (“charter documents”) or by resolution adopted by its board of trustees so long as the trust has at least three trustees who, at the time of electing to be subject to the provisions, are not:

•	officers or employees of the trust;
•	persons seeking to acquire control of the trust;
•	trustees, officers, affiliates or associates of any person seeking to acquire control of the trust; or
•	nominated or designated as trustees by a person seeking to acquire control of the trust.

Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a trust elects to be subject to any or all of the provisions by board resolution or by-law amendment. Shareholder approval is not required for the filing of these articles supplementary.

The Maryland law provides that a trust can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that trust’s existing charter documents:

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Classified Board: The trust may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;

Two-thirds Shareholder Vote to Remove Trustees: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees;

Size of Board Fixed by Vote of Board: The number of trustees will be fixed only by resolution of the board;

Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualifies; and

Shareholder Calls of Special Meetings: Special meetings of shareholders may be called by the secretary of the trust only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

We have not elected to be governed by these specific provisions. However, our declaration of trust and/or by-laws, as applicable, already provide for an 80% vote to remove trustees only for cause, that the number of trustees may be determined by a resolution of our board of trustees, subject to a minimum number and that special meetings of the shareholders may only be called by the chairman of the board of trustees or the president or by a majority of the board of trustees and as may be required by law. In addition, we can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

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DESCRIPTION OF LCIF UNITS

The material terms of the LCIF units covered by this prospectus, including a summary of certain provisions of the Fifth Amended and Restated Agreement of Limited Partnership of LCIF, as amended and supplemented, which we refer to as the LCIF Partnership Agreement, as in effect as of the date of this prospectus, are set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the LCIF Partnership Agreement. For a comparison of the voting and other rights of holders of LCIF units, whom we refer to as LCIF unitholders or limited partners, and our shareholders, see “Comparison of Ownership of OP Units and Common Shares” elsewhere in this prospectus.

General

We are the sole equity owner of Lex GP-1 Trust, or Lex GP-1, a Delaware statutory trust, which is the general partner of LCIF and holds, as of the date of this prospectus, a 1% interest in LCIF. We are also the sole equity owner of Lex LP-1 Trust, or Lex LP-1, a Delaware statutory trust, which holds, as of the date of this prospectus, approximately 85.1% of the LCIF units.

Issuance of LCIF Units

Our operating partnership structure enables us to acquire property by issuing LCIF units to a direct or indirect property owner as a form of consideration. All of the LCIF units which have been issued as of the date of this prospectus are redeemable, at the option of the holders thereof, on a one-for-one basis (subject to certain anti-dilution adjustments) for common shares at various times, and certain LCIF units require us to pay distributions to the holders thereof (although certain LCIF units currently outstanding do not require the payment of distributions). As a result, our cash available for distribution to shareholders is reduced by the amount of the distributions required by the terms of such LCIF units, and the number of common shares that will be outstanding in the future is expected to increase, from time to time, as such LCIF units are redeemed for common shares. Lex GP-1 has the right to redeem the LCIF units held by all, but not less than all, of the LCIF unitholders (other than those LCIF unitholders identified as the “Special Limited Partners” in the LCIF Partnership Agreement) under certain circumstances, including but not limited to a merger, sale of assets, consolidation, share issuance, share redemption or other similar transaction by us or LCIF which would result in a change of beneficial ownership in us or LCIF by 50% or more.

LCIF unitholders hold LCIF units, and all LCIF unitholders are entitled to share in the profits and losses of LCIF.

LCIF unitholders have the rights to which limited partners are entitled under the LCIF Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act. The LCIF units have not been registered pursuant to the federal or state securities laws and are not listed on any exchange or quoted on any national market system.

As of the date of this prospectus, there are 4,177,377 LCIF units outstanding that are not held by us, all which are currently redeemable for common shares, including the 371,372 LCIF units to which this prospectus relates. The average annualized distribution per LCIF unit is currently $1.33. Of the total LCIF units, 833,272 LCIF units are beneficially owned by E. Robert Roskind, the chairman of our board of trustees.

Purposes, Business And Management

The purpose of LCIF includes the conduct of any business that may be conducted lawfully by a limited partnership organized under the Delaware Act, except that the LCIF Partnership Agreement requires the business of LCIF to be conducted in such a manner that will permit us to continue to be classified as a REIT under Sections 856 through 860 of the Code, unless we cease to qualify as a REIT for reasons other than the conduct of the business of LCIF. Subject to the foregoing limitation, LCIF may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

We, as sole equity owner of Lex GP-1, which is the sole general partner of LCIF, have exclusive power and authority to conduct the business of LCIF, subject to the consent of the limited partners in certain limited

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circumstances discussed below. No limited partner may take part in the operation, management or control of the business of LCIF by virtue of being a LCIF unitholder.

Ability To Engage In Other Businesses; Conflicts Of Interest

Lex GP-1 may not, without the consent of the holders of a majority of the LCIF units held by the Special Limited Partners, engage in any business other than to hold and own LCIF units. The holders of a majority of the LCIF units held by the Special Limited Partners have consented to Lex GP-1’s holding and ownership of units of limited partnership of our other operating partnerships and acting as the general partner thereof and of another one of our partnership subsidiaries. Neither LXP nor other persons (including our officers, trustees, employees, agents and other affiliates) are prohibited under the LCIF Partnership Agreement from engaging in other business activities or are required to present any business opportunities to LCIF.

Distributions; Allocations Of Income And Loss

Generally, LCIF unitholders are allocated and distributed amounts with respect to their LCIF units which approximate the amount of distributions made with respect to the same number of our common shares, as determined in the manner provided in the LCIF Partnership Agreement and subject to certain restrictions and exceptions for certain limited partners. Remaining amounts available for distribution are generally allocated to Lex GP-1.

Borrowing By The Partnership

Lex GP-1 has full power and authority to cause LCIF to borrow money and to assume and guarantee debt.

Reimbursement Of Expenses; Transactions With The General Partner And Its Affiliates

Neither we nor Lex GP-1 receives any compensation for Lex GP-1’s services as general partner of LCIF. Lex GP-1 and Lex LP-1, however, as partners in LCIF, have the same right to allocations and distributions as other partners of LCIF. In addition, LCIF will reimburse Lex GP-1 and us for all expenses incurred by them related to the ownership and operation of, or for the benefit of, LCIF. In the event that certain expenses are incurred for the benefit of LCIF and other entities (including us), such expenses are allocated by us, as sole equity owner of the general partner of LCIF, to LCIF and such other entities in a manner as we, as sole equity owner of the general partner of LCIF, in our sole and absolute discretion deem fair and reasonable. We have guaranteed the obligations of LCIF in connection with the redemption of LCIF units pursuant to the LCIF Partnership Agreement.

We and our affiliates may engage in any transactions with LCIF subject to the fiduciary duties established under applicable law.

Liability Of General Partner And Limited Partners

Lex GP-1, as the general partner of LCIF, is ultimately liable for all general recourse obligations of LCIF to the extent not paid by LCIF. Lex GP-1 is not liable for the nonrecourse obligations of LCIF. The limited partners of LCIF are not required to make additional capital contributions to LCIF. Assuming that a limited partner does not take part in the control of the business of LCIF in its capacity as a limited partner thereof and otherwise acts in conformity with the provisions of the LCIF Partnership Agreement, the liability of the limited partner for obligations of LCIF under the LCIF Partnership Agreement and the Delaware Act is generally limited, subject to certain limited exceptions, to the loss of the limited partner’s investment in LCIF. LCIF will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Exculpation And Indemnification Of The General Partner

Generally, Lex GP-1, as general partner of LCIF (and us as the sole equity owner of the general partner of LCIF) will incur no liability to LCIF or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we carried out our duties in good faith. In addition, neither Lex GP-1 nor us are responsible for any misconduct or negligence on the part of their agents, provided such agents were appointed in good faith. Lex GP-1 and the Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to

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take in reliance upon the opinion of such persons, as to matters that Lex GP-1 and the Company reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The LCIF Partnership Agreement also provides that LCIF will indemnify Lex GP-1 and us, our respective directors, trustees and officers, and such other persons as Lex GP-1 and the Company may from time to time designate to the fullest extent permitted under the Delaware Act.

Sales Of Assets

Under the LCIF Partnership Agreement, Lex GP-1 generally has the exclusive authority to determine whether, when and on what terms the assets of LCIF will be sold. LCIF, however, is prohibited under the LCIF Partnership Agreement and certain contractual agreements from selling certain assets, except in certain limited circumstances. Lex GP-1 may not consent to a sale of all or substantially all of the assets of LCIF, or a merger of LCIF with another entity, without the consent of a majority in interest of the Special Limited Partners.

Lex GP-1 has the right to redeem the LCIF units held by all, but not less than all, of the LCIF unitholders (other than those LCIF unitholders identified as the “Special Limited Partners” in the LCIF Partnership Agreement) under certain circumstances, including but not limited to a merger, sale of assets, consolidation, share issuance, share redemption or other similar transaction by us or LCIF which would result in a change of beneficial ownership in us or LCIF by 50% or more.

Removal Of The General Partner; Restrictions on Transfer By The General Partner Or Us

The LCIF Partnership Agreement provides that the limited partners may not remove Lex GP-1 as general partner of LCIF. Lex GP-1 may not transfer any of its interests as the general partner of LCIF, and Lex LP-1 may not transfer any of its interests as a limited partner in LCIF, except to each other or to us.

Restrictions On Transfer Of LCIF Units By LCIF Unitholders

LCIF unitholders may not transfer their LCIF units without the consent of Lex GP-1, which may be withheld in its sole and absolute discretion, provided that LCIF unitholders may transfer all or a portion of their LCIF units to (i) immediate family members, (ii) certain 501(c)(3) organizations, (iii) a partner in such LCIF unitholder in a distribution to all of its partners or (iv) a lender as security for a loan to be made or guaranteed by such LCIF unitholder. However, a LCIF unitholder may assign the economic rights associated with its LCIF units, without the consent of Lex GP-1, but such assignee will not be (i) admitted to LCIF as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner. In addition, LCIF unitholders may dispose of their LCIF units by exercising their rights to have their LCIF units redeemed for common shares. See “Redemption of LCIF Units” below.

Issuance Of Additional Limited Partnership Interests

Lex GP-1 is authorized, in its sole and absolute discretion and without the consent of the limited partners, to cause LCIF to issue additional LCIF units to any limited partners or any other persons for such consideration and on such terms and conditions as Lex GP-1 deems appropriate. In addition, Lex GP-1 may cause LCIF to issue additional partnership interests in different series or classes, which may be senior to the LCIF units. Subject to certain exceptions, no additional LCIF units may be issued to us, Lex GP-1 or Lex LP-1.

Meetings; Voting

The LCIF Partnership Agreement provides that limited partners may not take part in the operation, management or control of LCIF’s business. The LCIF Partnership Agreement does not provide for annual meetings of the limited partners, and LCIF does not anticipate calling such meetings.

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Amendment Of The LCIF Partnership Agreement

The LCIF Partnership Agreement may be amended with the consent of Lex GP-1, Lex LP-1 and a majority in interest of the Special Limited Partners. Notwithstanding the foregoing, Lex GP-1 has the power, without the consent of limited partners, to amend the LCIF Partnership Agreement in certain limited circumstances.

Dissolution, Winding Up And Termination

LCIF will continue indefinitely, unless sooner dissolved and terminated. LCIF will be dissolved, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of Lex GP-1 as general partner (except in certain limited circumstances); (2) the sale of all or substantially all of LCIF’s assets and properties; or (3) the entry of a decree of judicial dissolution of LCIF pursuant to the provisions of the Delaware Act. Upon dissolution, Lex GP-1, as general partner, or any person elected as liquidator by a majority in interest of the limited partners, will proceed to liquidate the assets of LCIF and apply the proceeds therefrom in the order of priority set forth in the LCIF Partnership Agreement.

DESCRIPTION OF NET 3 UNITS

The material terms of the Net 3 units covered by this prospectus, including a summary of certain provisions of the Amended and Restated Agreement of Limited Partnership of Net 3, as amended and supplemented, which we refer to as the Net 3 Partnership Agreement, as in effect as of the date of this prospectus, are set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Net 3 Partnership Agreement. For a comparison of the voting and other rights of holders of Net 3 units, whom we refer to as the Net 3 unitholders or limited partners, and our shareholders, see “Comparison of Ownership of OP Units and Common Shares” elsewhere in this prospectus. The Net 3 unitholders currently comprise solely of the holder identified as the “Special Limited Partner” in the Net 3 Partnership Agreement, whom we refer to as the Net 3 special unitholder or limited partner.

General

We are the sole equity owner of Lex GP-1 Trust, or Lex GP-1, a Delaware statutory trust, which is the general partner of Net 3 and holds, as of the date of this prospectus, a 1% interest in Net 3. We are also the sole equity owner of Lex LP-1 Trust, or Lex LP-1, a Delaware statutory trust, which holds, as of the date of this prospectus, approximately 98.2% of the Net 3 units. The remaining 0.8% of the interest is held by The LCP Group, L.P., the Net 3 special unitholder.

Issuance of Net 3 Units

Our operating partnership structure enables us to acquire property by issuing Net 3 units to a direct or indirect property owner as a form of consideration. All of the Net 3 units which have been issued to the Net 3 special unitholder as of the date of this prospectus are redeemable, at the option of the Net 3 special unitholder, on a one-for-one basis for common shares or for an equivalent price in cash thereof (subject to certain anti-dilution adjustments) at any time commencing on November 28, 2006 and such Net 3 units require us to pay distributions to the Net 3 special unitholder. As a result, our cash available for distribution to shareholders is reduced by the amount of the distributions required by the terms of such Net 3 units, and the number of common shares that will be outstanding in the future is expected to increase, from time to time, as such Net 3 units are redeemed for common shares. Lex GP-1 has the right to redeem the Net 3 units held by all, but not less than all, of the holders identified as the “Additional Limited Partners” (including the Net 3 special unitholder) in the Net 3 Partnership Agreement under certain circumstances, including but not limited to a merger, sale of assets, consolidation, share issuance, share redemption or other similar transaction by us or Net 3 which would result in a change of beneficial ownership in us or in Net 3 by 50% or more.

Net 3 unitholders hold Net 3 units, and all Net 3 unitholders, including the Net 3 special unitholder, are entitled to share in the profits and losses of Net 3.

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The Net 3 special unitholder has the rights to which limited partners are entitled under the Net 3 Partnership Agreement and the Delaware Act. The Net 3 units have not been registered pursuant to the federal or state securities laws and are not listed on any exchange or quoted on any national market system.

As of the date of this prospectus, the 44,858 Net 3 units, to which this prospectus relates, are the only Net 3 units outstanding that are not held by us. The annualized distribution per Net 3 unit is currently $1.46. The 44,858 Net 3 units, to which this prospectus relates, are beneficially owned by E. Robert Roskind, the chairman of our board of trustees.

Purposes, Business And Management

The purpose of Net 3 includes the conduct of any business that may be conducted lawfully by a limited partnership organized under the Delaware Act, except that the Net 3 Partnership Agreement requires the business of Net 3 to be conducted in such a manner that will permit us to continue to be classified as a REIT under Sections 856 through 860 of the Code, unless we cease to qualify as a REIT for reasons other than the conduct of the business of Net 3. Subject to the foregoing limitation, Net 3 may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

We, as sole equity owner of Lex GP-1, which is the sole general partner of Net 3, have exclusive power and authority to conduct the business of Net 3. No limited partner (including the Net 3 special limited partner) may take part in the operation, management or control of the business of Net 3 by virtue of being a Net 3 unitholder.

Ability To Engage In Other Businesses; Conflicts Of Interest

Lex GP-1 may not, without the consent of the holders of a majority of the Net 3 units held by the Net 3 special limited partners, engage in any business other than to hold and own Net 3 units. The holders of a majority of the Net 3 units held by the Net 3 special limited partners have consented to Lex GP-1’s holding and ownership of units of limited partnership of our other operating partnerships and acting as the general partner thereof and of another one of our partnership subsidiaries. Neither LXP nor other persons (including our officers, trustees, employees, agents and other affiliates) are prohibited under the Net 3 Partnership Agreement from engaging in other business activities or are required to present any business opportunities to Net 3.

Distributions; Allocations Of Income And Loss

Generally, Net 3 unitholders are allocated and distributed amounts with respect to their Net 3 units in accordance with their respective percentage interest in Net 3, from time to time, but not less than semi-annually, as determined in the manner provided in the Net 3 Partnership Agreement. Nonetheless, each Net 3 special unitholder is entitled to only its share of operating cash flow in an amount equal to the amount of distributions made in respect of one common share outstanding multiplied by the conversion ratio, which may be adjusted from time to time. Remaining amounts available for distribution are generally allocated to Lex GP-1.

Borrowing By The Partnership

Lex GP-1 has full power and authority to cause Net 3 to borrow money and to assume and guarantee debt.

Reimbursement Of Expenses; Transactions With The General Partner And Its Affiliates

Neither we nor Lex GP-1 receives any compensation for Lex GP-1’s services as general partner of Net 3. Lex GP-1 and Lex LP-1, however, as partners in Net 3, have the same right to allocations and distributions as other partners of Net 3, subject to the distribution rights of the Net 3 special unitholder as discussed above. In addition, Net 3 will reimburse Lex GP-1 and us for all expenses incurred by them related to the formation and organization of Net 3, Lex GP-1 and Lex LP-1.

We and our affiliates may engage in any transactions with Net 3 subject to the fiduciary duties established under applicable law.

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Liability Of General Partner And Limited Partners

Lex GP-1, as the general partner of Net 3, is ultimately liable for all general recourse obligations of Net 3 to the extent not paid by Net 3. Lex GP-1 is not liable for the nonrecourse obligations of Net 3. The limited partners of Net 3, including the Net 3 special unitholder, are not required to make additional capital contributions to Net 3. Assuming that a limited partner does not take part in the control of the business of Net 3 in its capacity as a limited partner thereof and otherwise acts in conformity with the provisions of the Net 3 Partnership Agreement, the liability of the limited partner for obligations of Net 3 under the Net 3 Partnership Agreement and the Delaware Act is generally limited, subject to certain limited exceptions, to the loss of the limited partner’s investment in Net 3. Net 3 will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Exculpation And Indemnification Of The General Partner

Generally, Lex GP-1, as general partner of Net 3 (and us as the sole equity owner of the general partner of Net 3), will incur no liability to Net 3 or the Net 3 special unitholder, for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we carried out our duties in good faith. In addition, neither Lex GP-1 nor us are responsible for any misconduct or negligence on the part of their agents, provided such agents were appointed in good faith. Lex GP-1 and the Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Lex GP-1 and the Company reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The Net 3 Partnership Agreement also provides that Net 3 will indemnify Lex GP-1 and us, our respective directors, trustees and officers, and such other persons as Lex GP-1 and the Company may from time to time designate to the fullest extent permitted under the Delaware Act.

Sales Of Assets

Under the Net 3 Partnership Agreement, Lex GP-1 generally has the exclusive authority to determine whether, when and on what terms the assets of Net 3 will be sold. Lex GP-1 may consent to a sale of all or substantially all of the assets of Net 3, or a merger of Net 3 with another entity, without the consent of the special limited partners.

Lex GP-1 has the right to redeem the Net 3 units held by all, but not less than all, of the Net 3 unitholders identified as the “Additional Limited Partners” (which includes the Net 3 special limited partner) in the Net 3 Partnership Agreement under certain circumstances, including but not limited to a merger, sale of assets, consolidation, share issuance, share redemption or other similar transaction by us or Net 3 which would result in a change of beneficial ownership in us or in Net 3 by 50% or more.

Removal Of The General Partner; Restrictions on Transfer By The General Partner Or Us

The Net 3 Partnership Agreement provides that the limited partners may not remove Lex GP-1 as general partner of Net 3. Lex GP-1 may not transfer any of its interests as the general partner of Net 3, and Lex LP-1 may not transfer any of its interests as a limited partner in Net 3, except to each other or to us.

Restrictions On Transfer Of Net 3 Units By Net 3 Unitholders

The Net 3 special unitholder may not transfer its Net 3 units without the consent of Lex GP-1, which may be withheld in its sole and absolute discretion; provided, however, that any additional limited partner shall not have the right to consummate more than one such transfer in any calendar quarter period without the prior written consent of Lex GP-1. Notwithstanding the above, the Net 3 special unitholder may transfer all or a portion of its Net 3 units to (i) immediate family members, (ii) certain 501(c)(3) organizations, (iii) in the case of an additional partner that is a partnership, such partner in such Net 3 special unitholder in a distribution to all of its partners or (iv) a lender as security for a loan to be made or guaranteed by such Net 3 unitholder. However, a Net 3 special unitholder may assign the economic rights associated with its Net 3 units, without the consent of Lex GP-1, but such assignee will

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not be (i) admitted to Net 3 as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner. In addition, the Net 3 special unitholder may dispose of its Net 3 units by exercising its rights to have its Net 3 units redeemed for common shares. See “Redemption of Net 3 Units” below.

Issuance Of Additional Limited Partnership Interests

Lex GP-1 is authorized, in its sole and absolute discretion and without the consent of the limited partners, including the Net 3 special unitholder, to cause Net 3 to issue additional Net 3 units to any limited partners or any other persons for such consideration and on such terms and conditions as Lex GP-1 deems appropriate. In addition, Lex GP-1 may cause Net 3 to issue additional partnership interests in different series or classes, which may be senior to the Net 3 units. Subject to certain exceptions, no additional Net 3 units may be issued to us, Lex GP-1 or Lex LP-1.

Meetings; Voting

The Net 3 Partnership Agreement provides that limited partners, including the Net 3 special unitholder, may not take part in the operation, management or control of Net 3’s business. The Net 3 Partnership Agreement does not provide for annual meetings of the limited partners, and Net 3 does not anticipate calling such meetings.

Amendment Of The Net 3 Partnership Agreement

The Net 3 Partnership Agreement may be amended with the consent of Lex GP-1, Lex LP-1 and a majority in interest of the special limited partners. Notwithstanding the foregoing, Lex GP-1 has the power, without the consent of limited partners, including the Net 3 special unitholder, to amend the Net 3 Partnership Agreement in certain limited circumstances.

Dissolution, Winding Up And Termination

Net 3 will continue indefinitely, unless sooner dissolved and terminated. Net 3 will be dissolved, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of Lex GP-1 as general partner (except in certain limited circumstances); (2) the sale of all or substantially all of Net 3’s assets and properties; or (3) the entry of a decree of judicial dissolution of Net 3 pursuant to the provisions of the Delaware Act. Upon dissolution, Lex GP-1, as general partner, or any person elected as liquidator by a majority in interest of the limited partners, will proceed to liquidate the assets of Net 3 and apply the proceeds therefrom in the order of priority set forth in the Net 3 Partnership Agreement.

REDEMPTION OF OP UNITS

General

Each LCIF unitholder and Net 3 special unitholder may, subject to certain limitations, require that LCIF or Net 3, as applicable, redeem its OP units, by delivering a notice to LCIF or Net 3, as applicable. We have guaranteed the obligation of LCIF and Net 3 to redeem OP units covered by any such notice. Upon redemption, such unitholder will receive one common share, or in the case of Net 3 units, one common share or the equivalent price in cash thereof (subject to certain anti-dilution adjustments) in exchange for each OP unit held by such unitholder.

LCIF, Net 3 and the Company will satisfy any redemption right exercised by a unitholder through our issuance of common shares, whether pursuant to this prospectus or otherwise, whereupon we will acquire, and become the owner of, the OP units being redeemed. Each acquisition of OP units by us will be treated as a sale of the OP units by the redeeming unitholders to us for federal income tax purposes. See “— Tax Treatment of Redemption of OP Units” below. Upon redemption, the former unitholder’s right to receive distributions from LCIF or Net 3, as applicable, with respect to the OP units redeemed will cease. The unitholder will have rights to dividend distributions as one of our shareholders from the time of its acquisition of our common shares in exchange for the redemption of its OP units.

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A unitholder must notify Lex GP-1 and us of its desire to require LCIF or Net 3, as applicable, to redeem OP units by sending a notice in the form attached as an exhibit to the LCIF Partnership Agreement or the Net 3 Partnership Agreement, as applicable, a copy of each of which is available from us. A unitholder must request the redemption of at least 1,000 OP units, or, if the unitholder holds fewer than 1,000 OP units, all OP units held by such holder. No redemption can occur if the delivery of common shares would be prohibited under the provisions of the declaration of trust designed to protect our qualification as a REIT.

Tax Treatment Of Redemption Of OP Units

The following discussion summarizes certain federal income tax considerations that may be relevant to a unitholder that exercises its right to cause a redemption of its OP units.

Each of the LCIF Partnership Agreement and the Net 3 Partnership Agreement provides that the redemption of OP units will be treated by us, LCIF or Net 3, as applicable, and the redeeming unitholder as a sale of OP units by the unitholder to us at the time of the redemption. The sale will be fully taxable to the redeeming unitholder.

The determination of gain or loss from the sale or other disposition will be based on the difference between the unitholder’s amount realized for tax purposes and his tax basis in such OP units. The amount realized will be measured by the fair market value of property received (e.g., the common shares) plus the portion of the liabilities of LCIF or Net 3, as applicable, allocable to the OP units sold. In general, a unitholder’s tax basis is based on the cost of the OP units, adjusted for the unitholder’s allocable share of the income, loss, distributions and liabilities of LCIF or Net 3, as applicable, and can be determined by reference to Schedule K-1’s of LCIF or Net 3, as applicable. To the extent that the amount realized exceeds the unitholder’s basis for the OP units disposed of, such unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the common shares received upon such disposition. EACH UNITHOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR FOR THE SPECIFIC TAX CONSEQUENCES RESULTING FROM A REDEMPTION OF ITS OP UNITS.

Generally, any gain recognized upon a sale or other disposition of OP units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of OP units attributable to a unitholder’s share of “unrealized receivables” of LCIF or Net 3, as applicable, (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the income of LCIF or Net 3, as applicable, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if LCIF or Net 3, as applicable, had sold its assets at their fair market value at the time of the transfer of OP units.

For individuals, trusts and estates, the maximum rate of tax on the net capital (i.e., long-term capital gain less short-term capital loss) gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 15%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for “unrecaptured Section 1250 gain” (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the OP units (the “25% Amount”). Provided that the OP units are held as a long-term capital asset, such unitholders would be subject to a maximum rate of tax of 15% of the difference, if any, between any gain on the sale or disposition of the OP units and the 25% Amount.

There is a risk that a redemption by LCIF or Net 3, as applicable, of OP units issued in exchange for a contribution of property to LCIF may cause the original transfer of property to LCIF or Net 3, as applicable, in exchange for OP units to be treated as a “disguised sale” of property. Section 707 of the Code and the Treasury Regulations thereunder (the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the

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partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. EACH UNITHOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE WHETHER A REDEMPTION OF OP UNITS COULD BE SUBJECT TO THE DISGUISED SALE REGULATIONS.

REGISTRATION RIGHTS

We have filed the registration statement of which this prospectus is a part pursuant to our obligations under the LCIF Partnership Agreement and the Net 3 Partnership Agreement in conjunction with certain agreements entered into in connection with the acquisition of certain properties. Under these agreements, executed in conjunction with the parties listed therein, we are obligated to use our reasonable efforts to keep the registration statement continuously effective for a period expiring on the date on which all of the OP units covered by these agreements have been redeemed pursuant to the registration statement. Any common shares that have been sold pursuant to such agreements, or have been otherwise transferred and new certificates for them have been issued without legal restriction on further transfer of such shares, will no longer be entitled to the benefits of those agreements.

We have no obligation under these agreements to retain any underwriter to effect the sale of the shares covered thereby and the registration statement will not be available for use for an underwritten public offering of such shares.

Pursuant to these agreements, we agreed to pay all expenses of effecting the registration of the common shares covered by this prospectus (other than underwriting discounts and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the registration statement.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES

The information below highlights a number of the significant differences among LCIF, Net 3 and us relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of LCIF units, Net 3 units and our common shares, respectively. These comparisons are intended to assist unitholders in understanding how their investment will be changed if their OP units are redeemed for common shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and unitholders should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about us.

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LCIF	NET 3	THE COMPANY
FORM OF ORGANIZATION AND ASSETS OWNED
LCIF is organized as a Delaware limited partnership. LCIF owns interests (directly and indirectly through subsidiaries) in properties.	Net 3 is organized as a Delaware limited partnership. Net 3 owns interests (directly and indirectly through subsidiaries) in properties.

We are a Maryland statutory real estate investment trust. We believe that we have operated so as to qualify as a REIT under the Code, commencing with our taxable year ended December 31, 1993, and intend to continue to so operate. Our indirect interest in LCIF and Net 3 gives us an indirect investment in the properties owned by LCIF and Net 3. In addition, we own (either directly or indirectly through interests in subsidiaries other than LCIF and Net 3) interests in other properties.

LENGTH OF INVESTMENT
LCIF has a perpetual term, unless sooner dissolved and terminated.	Net 3 has a perpetual term, unless sooner dissolved and terminated.	We have a perpetual term and intend to continue our operations for an indefinite time period.
PURPOSE AND PERMITTED INVESTMENTS

LCIF’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act, provided that such business is to be conducted in a manner that permits us to be qualified as a REIT unless we cease to qualify as a REIT for reasons other than the conduct of LCIF’s business. LCIF may not take, or refrain from taking, any action which, in the judgment of the general partner (which is wholly owned by us) (i) could adversely affect our ability to continue to qualify as a REIT, (ii) could subject us to any additional taxes under Section 857 or Section 4981 of the Code, or any other Section of the Code, or (iii) could violate any law or regulation of any governmental body (unless such action, or inaction, is specifically consented to by us).

Net 3’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act, provided that such business is to be conducted in such a manner that permits us to be qualified as a REIT unless we cease to qualify as a REIT for reasons other than the conduct of Net 3’s business. Net 3 may not take, or refrain from taking, any action which, in the judgment of LXP, in its sole and absolute discretion, (i) could adversely affect our ability to continue to qualify as a REIT, (ii) could subject us to any additional taxes under any Section 857 or Section 4981, or any other section of the Code, or (iii) could violate any law or regulation of any governmental body (unless such action, or inaction, is specifically consented to by us in writing).

Our purposes are to engage in the real estate business and lawful activities incidental thereto, and to engage in any lawful activity permitted under the applicable laws of the State of Maryland. We are permitted by the LCIF Partnership Agreement and the Net 3 Partnership Agreement, as applicable, to engage in activities not related to the business of LCIF or Net 3, including activities in direct or indirect competition with LCIF or Net 3, and may own assets other than our interests in LCIF or Net 3, and such other assets necessary to carry out our responsibilities under the applicable Partnership Agreement, and our declaration of trust. In addition, we have no obligation to present opportunities to LCIF or Net 3 and the unitholders have no rights by virtue of the applicable Partnership Agreement in any of our outside business ventures.

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ADDITIONAL EQUITY

LCIF is authorized to issue LCIF units and other partnership interests (including partnership interests of different series or classes that may be senior to LCIF units) as determined by the general partner, in its sole discretion.

Net 3 is authorized to issue Net 3 units and other partnership interests (including partnership interests of different series or classes that may be senior to Net 3 units) as determined by the general partner in its sole discretion.

Our board of trustees may issue, in its discretion, additional equity securities consisting of common shares and/or preferred shares. However, the total number of shares issued may not exceed the authorized number of capital shares set forth in our declaration of trust. The proceeds of equity capital raised by us are not required to be contributed to LCIF or Net 3; provided, however, that if we desire to increase our ownership of LCIF units or Net 3 units, we may only do so by contributing the proceeds of equity capital raised by us.

BORROWING POLICIES
LCIF has no restrictions on borrowings, and the general partner has full power and authority to borrow money on behalf of LCIF.	Net 3 has no restrictions on borrowings, and the general partner has full power and authority to borrow money on behalf of Net 3.	Neither our declaration of trust nor our by-laws impose any restrictions on our ability to borrow money. We are not required to incur our indebtedness through LCIF or Net 3.
OTHER INVESTMENT RESTRICTIONS

Other than restrictions precluding investments by LCIF that would adversely affect our qualification as a REIT, there are no restrictions upon LCIF’s authority to enter into certain transactions, including among others, making investments, lending LCIF funds, or reinvesting LCIF’s cash flow and net sale or refinancing proceeds.

Other than restrictions precluding investments by Net 3 that would adversely affect our qualification as a REIT, there are no restrictions upon Net 3’s authority to enter into certain transactions, including among others, making investments, lending Net 3 funds, or reinvesting Net 3’s cash flow and net sale or refinancing proceeds.

Neither our declaration of trust nor our by-laws impose any restrictions upon the types of investments made by us.

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MANAGEMENT CONTROL

All management powers over the business and affairs of LCIF are vested in the general partner of LCIF, and no limited partner of LCIF has any right to participate in or exercise control or management power over the business and affairs of LCIF except that (1) the general partner of LCIF may not consent to the participation of LCIF in any merger, consolidation or other combination with or into another person or entity, or a sale of all or substantially all of LCIF’s assets without the consent of a majority in interest of the Special Limited Partners, and (2) there are certain limitations on the ability of the general partner of LCIF to cause or permit LCIF to dissolve. See “—Voting Rights —Vote Required to Dissolve the Operating Partnership or Us” below. The general partner may not be removed by the limited partners of LCIF with or without cause.

All management powers over the business and affairs of Net 3 are vested in the general partner of Net 3, and no limited partner of Net 3 has any right to participate in or exercise control or management power over the business and affairs of Net 3 except that there are certain limitations on the ability of the general partner of Net 3 to cause or permit Net 3 to dissolve. See “—Voting Rights —Vote Required to Dissolve the Operating Partnership or Us” below. The general partner may not be removed by the limited partners of Net 3 with or without cause.

Our board of trustees has exclusive control over our business and affairs subject only to the restrictions in our declaration of trust and by-laws. Our board of trustees consists of nine trustees, which will be increased to eleven in connection with our merger with Newkirk, which number may be increased or decreased by vote of at least a majority of the entire board of trustees pursuant to our by-laws. The trustees are elected at each annual meeting of our shareholders. The policies adopted by the board of trustees may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of trustees, shareholders have no control over our ordinary business policies.

DUTIES

Under Delaware law, the general partner of LCIF is accountable to LCIF as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the LCIF Partnership Agreement, the general partner may, but is under no obligation to, take into account the tax consequences to any partner of any action taken by it, and the general partner is not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of errors of judgment or of any act or omission, provided that the general partner has acted in good faith.

Under Delaware law, the general partner of Net 3 is accountable to Net 3 as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the Net 3 Partnership Agreement, the general partner may, but is under no obligation to, take into account the tax consequences to any partner, including the Net 3 special unitholder, of any action taken by it, and the general partner is not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of errors of judgment or of any act or omission, provided that the general partner has acted in good faith.

Under Maryland law, our trustees must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Trustees who act in such a manner generally will not be liable to us for monetary damages arising from their activities.

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MANAGEMENT LIABILITY AND INDEMNIFICATION

Under Delaware law, the general partner has liability for the payment of the obligations and debts of LCIF unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the LCIF Partnership Agreement, LCIF has agreed to indemnify Lex GP-1 and us, and any director, trustee or officer of Lex GP-1 or us to the fullest extent permitted under the Delaware Act. The reasonable expenses incurred by an indemnitee may be reimbursed by LCIF in advance of the final disposition of the proceeding upon receipt by LCIF of a written affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by such indemnitee to repay the amount if it is ultimately determined that such standard was not met.

Under Delaware law, the general partner has liability for the payment of the obligations and debts of Net 3 unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Net 3 Partnership Agreement, Net 3 has agreed to indemnify Lex GP-1 and us, and any director, trustee or officer of Lex LP-1, Net 3 or us to the fullest extent permitted under the Delaware Act. The reasonable expenses incurred by an indemnitee may be reimbursed by Net 3 in advance of the final disposition of the proceeding upon receipt by Net 3 of a written affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by such indemnitee to repay the amount if it is ultimately determined that such standard was not met.

Under our declaration of trust, the liability of our trustees and officers to us and our shareholders for money damages is limited to the fullest extent permitted under Maryland law. Under our declaration of trust we have agreed to indemnify our trustees and officers, to the fullest extent permitted under Maryland law and to indemnify our other employees and agents to such extent as authorized by our board of trustees or our by-laws, but only to the extent permitted under applicable law.

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ANTI-TAKEOVER PROVISIONS

Except in limited circumstances (see “—Voting Rights” below), the general partner of LCIF has exclusive management power over the business and affairs of LCIF. The general partner may not be removed by the limited partners with or without cause. Under the LCIF Partnership Agreement, a limited partner may transfer his or her interest as a limited partner (subject to certain limited exceptions set forth in the LCIF Partnership Agreement), without obtaining the approval of the general partner. However, without the consent of the general partner, a transferee will not be (i) admitted to LCIF as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner.

Except in limited circumstances (see “—Voting Rights” below), the general partner of Net 3 has exclusive management power over the business and affairs of Net 3. The general partner may not be removed by the limited partners, including the Net 3 special unitholder. Under the Net 3 Partnership Agreement, Lex LP-1 may not transfer any of its partnership interests, except to Lex GP-1 or us. However, without the consent of the general partner, a transferee will not be (i) admitted to Net 3 as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner.`

Our declaration of trust and by-laws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of us or the removal of incumbent management. These provisions include, among others: (1) authorized capital shares that may be issued as preferred shares in the discretion of the board of trustees, with superior voting rights to the common shares; (2) a requirement that trustees may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of beneficial interest entitled to vote in the election of trustees; and (3) provisions designed to, among other things, avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code.

Furthermore, under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws – Maryland Law,” elsewhere in this prospectus.

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VOTING RIGHTS

All decisions relating to the operation and management of LCIF are made by the general partner. See “Description of OP Units” elsewhere in this prospectus. As of the date of this prospectus, we held, through Lex GP-1 and Lex LP-1, approximately 86.1% of the outstanding LCIF units. As LCIF units are redeemed by unitholders, our percentage ownership of LCIF will increase.

All decisions relating to the operation and management of Net 3 are made by the general partner. See “Description of Net 3 Units” elsewhere in this prospectus. As of the date of this prospectus, we held, through Lex GP-1 and Lex LP-1, 99.2% of the Net 3 units. As of the date of this prospectus, the Net 3 special unitholder, identified in “Selling Shareholders” elsewhere in this prospectus, held 0.8% of the Net 3 units. As Net 3 units are redeemed by such Net 3 unitholder, our percentage ownership of Net 3 will increase.

We are managed and controlled by a board of trustees presently consisting of nine members. Each trustee is to be elected by the shareholders at annual meetings of our shareholders. Maryland law requires that certain major corporate transactions, including most amendments to the declaration of trust, may not be consummated without the approval of shareholders as set forth below. All common shares have one vote, and the declaration of trust permits the board of trustees to classify and issue preferred shares in one or more series having voting power which may differ from that of the common shares. See “Description of Our Common Shares” elsewhere in this prospectus.

The following is a comparison of the voting rights of the limited partners of LCIF and Net 3 and our shareholders as they relate to certain major transactions:
A. AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE DECLARATION OF TRUST.

The LCIF Partnership Agreement may be amended with the consent of Lex GP-1, Lex LP-1 and a majority in interest of the Special Limited Partners. Certain amendments that affect the fundamental rights of a limited partner must be approved by each affected limited partner. In addition, the general partner may, without the consent of the limited partners, amend the LCIF Partnership Agreement as to certain ministerial matters.

The Net 3 Partnership Agreement may be amended with the consent of Lex GP-1, Lex LP-1, and a majority in interest of the special limited partners (including the Net 3 special unitholder), representing a majority of partnership units held by such special limited partners. Certain amendments that affect the fundamental rights of a limited partner, including the Net 3 special unitholder, must be approved by each affected limited partner. In addition, the general partner may, without the consent of the limited partners, amend the LCIF Partnership Agreement as to certain ministerial matters.

Amendments to our declaration of trust must be approved by our board of trustees and generally by at least a majority of the votes entitled to be cast on that matter at a meeting of shareholders. Certain amendments that affect provisions on termination require the affirmative vote of two-thirds of the votes entitled to be cast. In addition, our declaration of trust may be amended by a two-thirds majority of our trustees, without shareholder approval, in order to preserve our qualification as a REIT under the Code.

B. VOTE REQUIRED TO DISSOLVE OR TERMINATE THE OPERATING PARTNERSHIP OR US.
LCIF may be dissolved upon the occurrence of certain events, none of which require the consent of the limited partners.	Net 3 may be dissolved upon the occurrence of certain events, none of which require the consent of the limited partners.	We may be terminated only upon the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon.

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C. VOTE REQUIRED TO SELL ASSETS OR MERGE.

Under the LCIF Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of LCIF’s assets, or a merger or consolidation of LCIF, requires the consent of a majority in interest of the Special Limited Partners. The general partner of LCIF has the exclusive authority to sell individual assets of LCIF.

Under the Net 3 Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of Net 3’s assets, or a merger or consolidation of Net 3 does not require the consent of a majority in interest of the special limited partners.

Under Maryland law and our declaration of trust, the sale of all or substantially all of our assets, or a merger or consolidation of us, requires the approval of our board of trustees and the holders of a majority of the outstanding shares entitled to vote thereon. No approval of the shareholders is required for the sale of less than all or substantially all of our assets.

COMPENSATION, FEES AND DISTRIBUTIONS

The general partner does not receive any compensation for its services as general partner of LCIF. As a partner in LCIF, however, the general partner has the same right to allocations and distributions as other partners of LCIF. In addition, LCIF will reimburse Lex GP-1 (and us) for all expenses incurred relating to the ownership and operation of LCIF and any other offering of additional partnership interests in LCIF.

The general partner does not receive any compensation for its services as general partner of Net 3. As a partner in Net 3, however, the general partner and the limited partner Lex GP-1 and Lex LP-1 have the same right to allocations and distributions as other partners of Net 3, subject to the distribution rights of the Net 3 special unitholders. In addition, Net 3 will reimburse Lex GP-1 (and us) for all expenses incurred relating to the formation and organization of Net 3, Lex GP-1, and Lex LP-1.

Our non-employee trustees and our officers receive compensation for their services.
LIABILITY OF INVESTORS
Under the LCIF Partnership Agreement and applicable state law, the liability of the limited partners for LCIF’s debts and obligations is generally limited to the amount of their investment in LCIF.	Under the Net 3 Partnership Agreement and applicable state law, the liability of limited partners for Net 3’s debts and obligations is generally limited to the amount of their investment in Net 3.	Under Maryland law, our shareholders are generally not personally liable for our debts or obligations.

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NATURE OF INVESTMENT

The LCIF units constitute equity interests in LCIF. Generally, unitholders are allocated and distributed amounts with respect to their LCIF units which approximate the amount of distributions made with respect to the same number of our common shares, as determined in the manner provided in the LCIF Partnership Agreement and subject to certain restrictions and exceptions for certain limited partners. LCIF generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

The Net 3 units constitute equity interests in Net 3. Generally, unitholders are allocated and distributed amounts in accordance with their respective percentage interest in Net 3, from time to time, but not less than semi-annually, as determined in the manner provided in the Net 3 Partnership Agreement and subject to certain restrictions and exceptions for certain limited partners. Nonetheless, each Net 3 special unitholder is entitled to its share of operating cash flow in an amount equal to the amount of distributions made in respect of one common share outstanding multiplied by the conversion ratio, which may be adjusted from time to time. Net 3 generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

Common shares constitute equity interests in us. We are entitled to receive our pro rata share of distributions made by LCIF and Net 3 with respect to the LCIF units or Net 3 units, as applicable, held by us, and by our other direct subsidiaries. Each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the common shares. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as authorized by our board of trustees and declared by us. In order to continue to qualify as a REIT, we generally must distribute at least 90% of our net taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

POTENTIAL DILUTION OF RIGHTS

Lex GP-1 is authorized, in its sole discretion and without limited partner approval, to cause LCIF to issue additional LCIF units and other equity securities for any partnership purpose at any time to the limited partners or to other persons (including the general partner under certain circumstances set forth in the LCIF Partnership Agreement).

Lex GP-1 is authorized, in its sole discretion and without limited partner approval, to cause Net 3 to issue additional Net 3 units and other equity securities for any partnership purpose at any time to the limited partners or to other persons (including the general partner, the limited partner or us under certain circumstances set forth in the Net 3 Agreement).

Our board of trustees may authorize us to issue, in its discretion, additional shares, and has the authority to cause us to issue from authorized capital a variety of other equity securities with such powers, preferences and rights as the board of trustees may designate at the time. The issuance of either additional common shares or other similar equity securities may result in the dilution of the interests of the shareholders.

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LIQUIDITY

Limited partners may generally transfer their LCIF units without the general partner’s consent. However, without the consent of the general partner, a transferee will not be (i) admitted to LCIF as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner. Certain limited partners have the right to tender their LCIF units for redemption by LCIF at certain times, as specified in the LCIF Partnership Agreement. See “Redemption of OP Units” elsewhere in this prospectus.

The Net 3 special unitholder may not transfer its Net 3 units without the general partner’s consent. However, an additional limited partner shall not have the right to consummate more than one such transfer in any calendar quarter period without the prior written consent of the general partner.

Without the consent of the general partner, a transferee will not be (i) admitted to Net 3 as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner. Special limited partners have the right to tender their Net 3 units for redemption by Net 3 at certain times, as specified in the Net 3 Partnership Agreement. See “Redemption of OP Units” elsewhere in this prospectus.

The common shares covered by this prospectus will be freely transferable as registered securities under the Securities Act. Our common shares are listed on the New York Stock Exchange. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in the Company and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

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FEDERAL INCOME TAXATION

LCIF is not subject to federal income taxes. Instead, each unitholder includes its allocable share of LCIF’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 35%.

A unitholder’s share of income and loss generated by LCIF generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from LCIF that are considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.” Cash distributions from LCIF are not taxable to a unitholder except to the extent such distributions exceed such unitholder’s basis in its interest in LCIF (which will include such holder’s allocable share of LCIF’s taxable income and nonrecourse debt).

Each year, unitholders will receive a Schedule K-1 containing detailed tax information for inclusion in preparing their federal income tax returns.

Unitholders are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which LCIF owns property, even if they are not residents of those states.

Net 3 is not subject to federal income taxes. Instead, each unitholder includes its allocable share of Net 3’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 35%.

A unitholder’s share of income and loss generated by Net 3 generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from Net 3 that are considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.” Cash distributions from Net 3 are not taxable to a unitholder except to the extent such distributions exceed such unitholder’s basis in its interest in Net 3 (which will include such holder’s allocable share of Net 3’s taxable income and nonrecourse debt).

Each year, unitholders will receive a Schedule K-1 containing detailed tax information for inclusion in preparing their federal income tax returns.

Unitholders are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which Net 3 owns property, even if they are not residents of those states.

We have elected to be taxed as a REIT. So long as we qualify as a REIT, we will be permitted to deduct distributions paid to our shareholders, which effectively will reduce the “double taxation” that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A qualified REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations under current law is 35%.

Dividends paid by us will be treated as “portfolio” income and cannot be offset with losses from “passive activities.” The maximum federal income tax rate for individuals under current law is 35%. Distributions made by us to our taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to certain limitations, but generally would not be eligible for certain recently-enacted reduced rates. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a shareholder’s adjusted basis in its common shares, with the excess taxed as capital gain.

Each year, shareholders will receive an IRS Form 1099 used by corporations to report dividends paid to their shareholders.

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Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

FEDERAL INCOME TAX CONSIDERATIONS

You are advised to assume that the information in this prospectus is accurate only as of its date.

The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our common shares. For a discussion of certain federal income tax considerations that may be relevant to a unitholder that exercises its right to redeem OP units, see “Redemption of OP Units – Tax Treatment of Redemption of OP Units” elsewhere in this prospectus. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

The information in this section is based on the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

The merger of the Company with Newkirk is intended to qualify as a reorganization under Section 368(a) of the Code and this discussion assumes that the merger will so qualify. Assuming the merger so qualifies, Lexington and its shareholders are not expected to recognize any gain or loss for United States federal income tax purposes as a result of the merger.

EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code

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discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

•       First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•       Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•       Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•       Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•       Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

•       Sixth, if we should fail to satisfy the asset tests (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met and do not qualify for a de minimus exception, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification) within six months.

•       Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

•      Eighth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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•       Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the ten-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time) (we refer to this tax as the “Built-in Gains Tax”).

•       Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

Requirements for Qualification. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) (the “5/50 Rule”), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months. We expect to meet the ownership test immediately after the transaction contemplated herein.

We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement. See the section entitled “Description of Our Common Shares” and the section entitled “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws” elsewhere in this prospectus.

The Code allows a REIT to own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary”, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

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In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities. For taxable years beginning on or after January 1, 2005, the American Jobs Creation Act of 2004 clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we file a schedule describing the nature and amounts of our items of gross income for such taxable year, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief

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provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items (including certain receivables) and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% asset test”), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

The following assets are not treated as “securities” held by us for purposes of the 10% value test (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test.

If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We also believe that the value of our securities in our taxable REIT subsidiaries will not exceed 20% of the value of our total assets. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

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After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within thirty (30) days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions enacted as part of the American Jobs Creation Act of 2004. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). These relief provisions will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest and a penalty. Such deficiency dividend may be included

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in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify. Under a new relief provision enacted as part of the American Jobs Creation Act of 2004, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. This new relief provision will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within 10 years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares, Series C Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares and Series C Preferred Shares, and second to

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distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares.

Certain “qualified dividend income” received by domestic non-corporate shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2010), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short term capital gain or loss if the shareholder has not held such shares for more than one year and will be long term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of

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such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Backup Withholding

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 28% for 2006) with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Shareholders” below. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions to non-U.S. shareholders who own more than 5% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a

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special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Under the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”), enacted on May 17, 2006, distributions, made to REIT or regulated investment company (“RIC”) shareholders, that are attributable to gain from sales or exchanges of U.S. real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005.

If a non-U.S. shareholder does not own more than 5% of our shares during the tax year within which the distribution is received, the gain will not be considered to be effectively connected with a U.S. business as long as the shares continue to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 5% of our shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain as described above. In addition, the branch profits tax will not apply to such distributions. If our common shares cease to be regularly traded on an established securities market in the United States, all non-U.S. holders of our common shares (including holders of 5% of our common shares) would be subject to taxation under FIRPTA with respect to capital gains distributions.

Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a “domestically controlled REIT” after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a “domestically controlled REIT.” In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market in the United States.

Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.

If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

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Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

Taxation of Reinvested Dividends

Shareholders who elect to participate in our dividend reinvestment plan will be deemed to have received the gross amount of dividends distributed on their behalf by the plan agent as agent for the participants in such plan. Such deemed dividends will be treated as actual dividends to such shareholders by us and will retain their character and have the tax effects as described above. Participants that are subject to federal income tax will thus be taxed as if they received such dividends despite the fact that their distributions have been reinvested and, as a result, they will not receive any cash with which to pay the resulting tax liability.

Investments in Partnerships

A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

EXPERTS

The consolidated financial statements and related financial statement schedule of Lexington Corporate Properties Trust and subsidiaries included in our Annual Report on Form 10-K/A as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, as updated by our Current Report on Form 8-K filed on October 10, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our board of trustees and will continue to do so at least until the consummation of the merger of Newkirk with and into us at which time he has agreed to resign as a trustee. As of the date of this prospectus, Mr. Zachary beneficially owns 57,153 common shares. Certain legal matters under Maryland law, including the legality of the common shares covered by this prospectus, will be passed on for us by Venable LLP, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the SEC. Our SEC filing number is 1-12386. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Section of the SEC at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.lxp.com and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	we can disclose important information to you by referring you to those documents;
•	the information incorporated by reference is considered to be part of this prospectus; and
•	information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act (although with respect to the Form 8-Ks listed below, we are only incorporating by reference those portions of such Form 8-Ks that were deemed “filed” with the SEC and not those portions that were deemed “furnished” to the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Amendment No. 1 thereto filed on Form 10-K/A on March 15, 2006;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 5, 2006;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006;
•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 9, 2006;
•	Our Current Reports on Form 8-K or Form 8-K/A filed on January 5, January 6, February 6, February 16, March 20, March 27, April 27, May 5, June 2, July 24, August 1, August 15,

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September 13, October 6, October 10 (two separate filings), October 13, October 18, October 27 and November 14;

•	Definitive Proxy Statement on Schedule 14A, filed on April 4, 2006; and
•

The Newkirk/Lexington Joint Proxy Statement on the Company’s Registration Statement on Form S-4, filed on September 13, 2006, as amended by Amendment No. 1 filed on Form S-4/A on September 25, 2006 and Amendment No. 2 filed on Form S-4/A on October 13, 2006, and in effect as of October 16, 2006.

If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address or telephone number:

Lexington Corporate Properties Trust

Attention: T. Wilson Eglin, Chief Executive Officer

One Penn Plaza, Suite 4015

New York, NY 10119-4015

(212) 692-7200

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

45

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the common shares offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the common shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circum-stances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

416,230 Shares LEXINGTON CORPORATE PROPERTIES TRUST Common Shares

____________________
PROSPECTUS

The date of this prospectus is November 16, 2006.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	$926.81
Accounting fees and expense	5,500.00
Legal fees and expenses	15,000.00
Miscellaneous	3,000.00

TOTAL	$24,426.81

ITEM 15.	INDEMNIFICATION OF TRUSTEES AND OFFICERS.

Our trustees and officers are and will be indemnified against certain liabilities under Maryland law, and under our declaration of trust. Our declaration of trust requires us to indemnify our trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. Our declaration of trust also provides that, to the fullest extent permitted under Maryland law, our trustees and officers will not be liable to us or our shareholders for money damages. Maryland law permits a Maryland real estate investment trust to limit the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Maryland REIT law and Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any trustee or officer, among others, made a party to any proceedings by reason of service in such capacity unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding; but, if the proceeding is one by or in the right of the trust, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the trust, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer’s official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification. It is the position of the Securities and Exchange Commission that indemnification of trustees and officers for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The foregoing reference is necessarily subject to the complete text of our declaration of trust and the statute referred to above and is qualified in its entirety by reference thereto.

We have also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and action in their capacities as such.

ITEM 16.	EXHIBITS.
EXHIBIT NO.	EXHIBIT

3.1	Declaration of Trust of the Company, dated December 31, 1997 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 16, 1998)*
3.2

Form of Amended and Restated Declaration of the Trust of the Company (attached as Appendix B to the Company’s Registration Statement on Form S-4, filed on September 13, 2006, as amended by Amendment No. 1 filed on Form S-4/A on September 25, 2006 and Amendment No. 2 filed on Form S-4/A on October 13, 2006, and in effect as of October 16, 2006)*

3.3	Amended and Restated By-Laws of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 13, 2006)*
3.4	Articles of Amendment of Declaration of Trust of the Company (filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-4 (File No. 333-70790))*
3.5	Articles of Amendment of Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed August 9, 2005)*
3.6	Amendment No.1 to Bylaws of the Company (filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8A filed June 17, 2003)*
3.7

Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P., dated as of December 31, 1996, as supplemented (filed as Exhibit 3.3 to the Company’s Registration Statement of Form 3/A filed September 10, 1999)*

3.8

Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. dated as of December 31, 2000 (filed as Exhibit 3.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “2003 10-K”))*

3.9	First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of June 19, 2003 (filed as Exhibit 3.12 to the 2003 10-K)*
3.10	Second Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of June 30, 2003 (filed as Exhibit 3.13 to the 2003 10-K)*
3.11

Third Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of December 31, 2003 (filed as Exhibit 3.10 to the Company’s Registration Statement on Form S-3 filed January 27, 2006)*

3.12

Fourth Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of December 8, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 14, 2004)*

3.13

Fifth Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of December 8, 2004 (filed as Exhibit 10.1 to the to the Company’s Current Report on Form 8-K filed December 14, 2004)*

3.14

Sixth Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of January 3, 2005 (filed as Exhibit 10.1 to the to the Company’s Current Report on Form 8-K filed January 3, 2005)*

3.15

Seventh Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of November 2, 2005 (filed as Exhibit 10.1 to the to the Company’s Current Report on Form 8-K filed November 3, 2005)*

3.16	Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., dated as of November 28, 2001 †
3.17	First Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of November 28, 2001 (filed as Exhibit 3.17 to the 2003 10-K)*
3.18	Second Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of June 19, 2003 (filed as Exhibit 3.18 to the 2003 10-K)*
3.19	Third Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of June 30, 2003 (filed as Exhibit 3.19 to the 2003 10-K)*
3.20	Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of December 8, 2004 (filed as Exhibit 10.3 to the Company’s

Current Report on Form 8-K filed December 14, 2004)*
3.21

Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of January 3, 2005 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 3, 2005)*

4.1	Specimen of Common Shares Certificate of the Company (filed as Exhibit 3.2 to the 1997 10-K)*
5.1	Opinion of Venable LLP †
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP †
23.1	Consent of Venable LLP (included as part of Exhibit 5.1) †
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1) †
23.3	Consent of KPMG LLP †
24	Power of Attorney (included on signature page hereto) †

________________

*	Incorporated by reference
†	Filed herewith
ITEM 17.	UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 16, 2006.

LEXINGTON CORPORATE PROPERTIES TRUST

By:	/s/ T. Wilson Eglin
T. Wilson Eglin
President, Chief Executive Officer
and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and reconstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lexington Corporate Properties Trust, and to file any amendments (including post effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ E. Robert Roskind E. Robert Roskind	Chairman of the Board and Trustee	November 16, 2006
/s/ Richard J. Rouse Richard J. Rouse	Chief Investment Officer, Vice Chairman of the Board and Trustee	November 16, 2006
/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer, President, Chief Operating Officer and Trustee	November 16, 2006
/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer	November 16, 2006
/s/ John B. Vander Zwaag John B. Vander Zwaag	Executive Vice President	November 16, 2006
/s/ Paul R. Wood Paul R. Wood	Vice President, Chief Accounting Officer and Secretary	November 16, 2006
/s/ Geoffrey Dohrmann Geoffrey Dohrmann	Trustee	November 16, 2006
/s/ Carl D. Glickman Carl D. Glickman	Trustee	November 16, 2006

James Grosfeld	Trustee	November 16, 2006
/s/ Kevin W. Lynch Kevin W. Lynch	Trustee	November 16, 2006
/s/ Stanley R. Perla Stanley R. Perla	Trustee	November 16, 2006
/s/ Seth M. Zachary Seth M. Zachary	Trustee	November 16, 2006

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

3.1	Declaration of Trust of the Company, dated December 31, 1997 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 16, 1998)*
3.2

Form of Amended and Restated Declaration of the Trust of the Company (attached as Appendix B to the Company’s Registration Statement on Form S-4, filed on September 13, 2006, as amended by Amendment No. 1 filed on Form S-4/A on September 25, 2006 and Amendment No. 2 filed on Form S-4/A on October 13, 2006, and in effect as of October 16, 2006)*

3.3	Amended and Restated By-Laws of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 13, 2006)*
3.4	Articles of Amendment of Declaration of Trust of the Company (filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-4 (File No. 333-70790))*
3.5	Articles of Amendment of Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed August 9, 2005)*
3.6	Amendment No.1 to Bylaws of the Company (filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8A filed June 17, 2003)*
3.7

Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P., dated as of December 31, 1996, as supplemented (filed as Exhibit 3.3 to the Company’s Registration Statement of Form 3/A filed September 10, 1999)*

3.8

Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. dated as of December 31, 2000 (filed as Exhibit 3.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “2003 10-K”))*

3.9	First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of June 19, 2003 (filed as Exhibit 3.12 to the 2003 10-K)*
3.10	Second Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of June 30, 2003 (filed as Exhibit 3.13 to the 2003 10-K)*
3.11

Third Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of December 31, 2003 (filed as Exhibit 3.10 to the Company’s Registration Statement on Form S-3 filed January 27, 2006)*

3.12

Fourth Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of December 8, 2004 (filed as Exhibit 10.1 to the to the Company’s Current Report on Form 8-K filed December 14, 2004)*

3.13

Fifth Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of December 8, 2004 (filed as Exhibit 10.1 to the to the Company’s Current Report on Form 8-K filed December 14, 2004)*

3.14

Sixth Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of January 3, 2005 (filed as Exhibit 10.1 to the to the Company’s Current Report on Form 8-K filed January 3, 2005)*

3.15

Seventh Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. effective as of November 2, 2005 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 3, 2005)*

3.16	Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., dated as of November 28, 2001 †
3.17	First Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of November 28, 2001 (filed as Exhibit 3.17 to the 2003 10-K)*
3.18	Second Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of June 19, 2003 (filed as Exhibit 3.18 to the 2003 10-K)*
3.19	Third Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of June 30, 2003 (filed as Exhibit 3.19 to the 2003 10-K)*

3.20

Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of December 8, 2004 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed December 14, 2004)*

3.21

Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., effective as of January 3, 2005 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 3, 2005)*

4.1	Specimen of Common Shares Certificate of the Company (filed as Exhibit 3.2 to the 1997 10-K)*
5.1	Opinion of Venable LLP †
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP †
23.1	Consent of Venable LLP (included as part of Exhibit 5.1) †
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1) †
23.3	Consent of KPMG LLP †
24	Power of Attorney (included on signature page hereto) †

________________

*	Incorporated by reference
†	Filed herewith